UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2008

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29661 (Commission File Number)	52-1782500 (I.R.S. Employer Identification No.)

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices)    (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2008, the Compensation Committee of the Board of Directors of UTStarcom, Inc., a Delaware corporation (the “Company”), approved a bonus package for Viraj Patel, the Company’s Interim Chief Financial Officer.  Mr. Patel, who also serves as Vice President, Corporate Controller and Chief Accounting Officer, was appointed Interim Chief Financial Officer effective September 1, 2008.

Subject to Mr. Patel’s successful fulfillment of the Interim Chief Financial Officer role and the achievement of certain other management objectives, the Company will: (a) pay a cash bonus to Mr. Patel in the amount of $100,000, less applicable tax withholding, on or about March 13, 2009, subject to his continued service to the Company through such date; and (b) eliminate the original performance requirements with respect to 60,000 restricted stock units previously awarded to Mr. Patel on February 29, 2008, which original performance requirements, if not met, could have resulted in a reduction in the actual number of restricted stock units subject to the award.

Also on October 6, 2008, the Compensation Committee approved the payment to Mr. Patel of the second and final installment of a turnaround retention bonus previously approved by the Compensation Committee on November 26, 2007.  The cash payment of $46,251, less applicable tax withholding, will be made on or about October 15, 2008.  The amount of the bonus installment was determined by a combination of Company performance hurdles and the completion of certain predetermined individual performance goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: October 10, 2008	By:	/s/ Susan Marsch
	Name:	Susan Marsch
	Title:	Senior Vice President and
General Counsel